Exhibit 10.59

CONFIDENTIAL

June 20, 2008

Mr. Robert Behn

47 Fox Run Road

Madison, CT 06443

Re:	Consulting Agreement

Dear Mr. Behn:

This letter (the “Agreement”) sets forth our mutual agreement with respect to the terms and conditions pursuant to which you will serve as a consultant to Remington Arms Co., Inc. (“Remington”).

1.         Services. Effective June 1 2008 (the “Effective Date”), you agree to render consulting services outlined below (the “Services”) and report directly to the Chairman of the Board.

a)	Participate in various leadership committees and activities, including policy committee, strategy committee and innovation committee,

b)	Represent Remington and its affiliates with various industry organizations, including NSSF, SAAMI, and others,

c)	Assist the Chairman in assessing corporate development opportunities,

d)	Assist the Chairman in evaluating corporate budgets and strategic objects, and

e)	Assist Chairman with any and all other projects as needed.

2.         Term and Termination. Your consultancy with REMINGTON will be on a month to month basis commencing on the Effective Date and may be terminated by either party by giving the other notice of at least thirty (30) days before the end of the then current month (the period during which you are providing Services referred to herein as the “Consulting Period”).

3.	Fees and Expenses.

(a)        REMINGTON will pay to you a monthly retainer fee in the amount of USD $20,000.00 for all Services rendered. In addition, you will be reimbursed for all travel and related accommodation expenses and other expenses necessarily and properly incurred by you in the performance of the Services hereunder. All expenses shall be properly itemized and reasonably documented. As a consultant, you shall not be eligible to participate in any of REMINGTON’s benefit plans or programs.

Remington Arms Company, Inc.

870 Remington Drive

Madison, NC 27025

(b)       All amounts paid to you pursuant to this Agreement will be reported by REMINGTON to the Internal Revenue Service on a Form 1099, and you shall be responsible for paying all taxes thereon.

4.         Relationship of Parties. With the exception of acting as a representative of Remington on various industry boards and being empowered to act for and on behalf of Remington, all Services provided hereunder shall be performed by you directly and independently and not as an agent, employee or representative of REMINGTON, and accordingly, you will not have the authority to act for or bind REMINGTON. This Agreement is not intended to and does not constitute, create, or otherwise give rise to a joint venture, partnership or other type of business association or organization of any kind by or between REMINGTON and you. The rights and obligations of the parties under this Agreement shall be limited to the express provisions hereof.

5.         Covenants of the Consultant. In consideration of the fees to be provided to you, and as a condition of your engagement, you agree to the following:

(a)          You acknowledge that prior to the Consulting Period you may have acquired, and during the Consulting Period you will acquire, Confidential Information (as defined herein) regarding the business of REMINGTON. Accordingly, you agree that, without the prior written consent of REMINGTON, you will not, at any time, either during or after the Consulting Period, disclose to any unauthorized person or otherwise use any such Confidential Information for any reason other than REMINGTON’s business. For this purpose, “Confidential Information” means non-public and proprietary information and trade secrets concerning REMINGTON, including financial data, business strategies, product development and proprietary product data, customer lists, marketing plans, work product, investment strategies, models and analyses of REMINGTON, except for specific items that become publicly available other than as a result of your breach of this Agreement.

(b)        All written materials, records and documents created by you or coming into your possession during the Consulting Period concerning REMINGTON and all tangible items provided to you by REMINGTON during the Consulting Period shall be the sole property of REMINGTON, and upon the termination of this Agreement or upon the request of REMINGTON during the Consulting Period, you shall promptly deliver the same to REMINGTON.

(c)        You represent that you are under no obligation to any other person or entity which is in any way inconsistent with, or which imposes any restriction upon, your acceptance of the consultancy with REMINGTON, and you shall disclose immediately to REMINGTON the existence of any relationship between you and any other person or entity that creates or is reasonably likely to create a conflict of interest or that is reasonably likely to affect your independent professional judgment in providing the Services.

6.	Acknowledgements. You represent and acknowledge that:

(a)        You have carefully read this Agreement in its entirety, and you understand the terms and conditions contained herein;

(b)       You have not relied on any statements made by REMINGTON with respect to any term or condition not contained in this Agreement in deciding whether to accept the consultancy with REMINGTON; and

Remington Arms Company, Inc.

870 Remington Drive

Madison, NC 27025

(c)        You are accepting the terms and conditions set forth in this Agreement knowingly and voluntarily.

7.	Miscellaneous Provisions.

(a)        This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns. Neither this Agreement nor any right or interest hereunder will be assignable by you or your beneficiaries or legal representatives without REMINGTON’s prior written consent.

(b)       No waiver of any of the provisions hereof will be effective unless in writing and signed by the party to be charged with such waiver. No waiver will be deemed a continuing waiver or a waiver with respect to any subsequent or other breach or default, unless expressly so stated in writing.

(c)        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to the Services to be provided hereunder. No change, modification or addition to or termination of this Agreement or any part hereof will be valid unless in writing and signed by the parties hereto.

(d)       If, for any reason, any provision of this Agreement is held invalid, such invalidity will not affect any other provision of this Agreement not held invalid, and each such other provision will, to the full extent consistent with law, continue in full force and effect.

(e)        This Agreement has been executed and delivered in, and will be governed by and construed in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof.

Your signature in the place designated below will indicate your acceptance of all of the above.

Yours very truly,

 /s/ Mark Little

Name: Mark Little

Title:   CAO

Agreed to and accepted by

this 22nd	day of June, 2008:

/s/ Robert W. Behn

Name: Robert W. Behn

Remington Arms Company, Inc.

870 Remington Drive

Madison, NC 27025